Filed Pursuant to Rule 424(b)(5)

Registration No. 333-123017

Prospectus Supplement

(To Prospectus dated March 23, 2007)

NEUROBIOLOGICAL TECHNOLOGIES, INC.

$6,000,000

Senior Secured Notes Due 2008

2,750,000 Shares of Common Stock

We are offering by this prospectus supplement $6.0 million in aggregate principal amount of our senior secured notes, or the Notes, and 2,750,000 shares of our common stock, or the Shares. For each $1,000 of Notes purchased by an investor, the investor will receive 458 Shares. The Notes are not listed on a national exchange or included in any automated quotation system.

This is a best efforts offering being made by Neurobiological Technologies, Inc., without an underwriter or placement agent. We are not required to sell any specific number or dollar amount of securities in this offering, but will use our best efforts to sell all of the securities offered. We will receive all of the proceeds from any securities sold in this offering, after paying reasonable and verifiable fees of the investors up to $20,000. This offering will continue only until September 13, 2007, at which we will cease making offers under this prospectus supplement.

Our common stock is traded on the NASDAQ Capital Market under the symbol “NTII.” The closing price for our common stock, as reported on NASDAQ Capital Market, as of September 11, 2007 $0.85 per share.

Investing in our securities involves certain risks. Before buying any of our securities, you should carefully consider the risk factors described in “ Risk Factors” beginning on page S-3 in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the Notes and Shares being offered pursuant to this prospectus supplement will be made to purchasers on or before September 13, 2007.

The date of this prospectus supplement is September 12, 2007.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “we,” “us,” “our,” or similar references mean Neurobiological Technologies, Inc. and its subsidiary.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in the securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section beginning on page S-3 of this prospectus supplement, our consolidated financial statements and the related notes, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

We are a specialty biopharmaceutical company with expertise in identifying and acquiring promising drug candidates and in designing and managing late-stage clinical trials for central nervous system conditions. We, or our partners, have advanced three of the four drug candidates that we have acquired since our inception into or through Phase 3 clinical trials. We are currently developing ViprinexTM, a novel reperfusion agent that is in pivotal Phase 3 trials for the treatment of acute ischemic stroke. In addition, we have rights to receive milestone payments, royalties and profit-sharing payments from Celtic Pharma Holdings, L.P., or Celtic, from sales of XERECEPT, if approved, for the treatment of swelling around brain tumors. We also currently receive royalties from Merz + Co.GmbH & Co., or Merz, and its marketing partners from the sale of Namenda/Ebixa (memantine) for the treatment of Alzheimer’s disease. For the fiscal years ended June 30, 2006 and 2007, we received royalty payments of $5.1 million and $6.9 million, respectively, from Merz and its marketing partners.

We are subject to the informational requirements of the 1934 Act and file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, prospects and results of operations. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov, as well as at our website at www.ntii.com. No portion of our website shall be deemed to be incorporated into this prospectus. The contents of certain of these reports have been incorporated by reference into this prospectus supplement and you are urged to read these reports, as well as this prospectus and prospectus supplement, before making an investment decision. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” Our principal executive offices are located at 2000 Powell Street, Suite 800, Emeryville, California 94608. Our telephone number is (510) 595-6000.

About this Offering

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy the securities offered hereby nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or securities are sold on a later date.

THE OFFERING

General Terms

Issuer	Neurobiological Technologies, Inc.

Securities Offered	We are offering up to $6,000,000 of Senior Secured Notes and 2,750,000 shares of common stock. The terms of the Senior Secured Notes are described below.

Purchase Price	For each $1,000 of principal amount of notes purchased in the offering, purchasers will also receive 458 shares of common stock. The shares of common stock are immediately separable after the closing of the offering.

Outstanding Shares of Common Stock	As of June 30, 2007, we had 32,834,294 shares of common stock issued and outstanding, excluding outstanding options and warrants to purchase a total of 6,833,769 shares of common stock at weighted average exercise price of approximately $3.09 per share.

Restrictions on Resale of Shares	The shares we are offering will generally be freely tradable, but will be subject to a lock-up agreement. The lock-up will prohibit sales until the earlier of January 15, 2008 or the completion of our planned registered common stock offering. If our common stock offering is completed before January 15, 2008, the shares we are offering can be sold, subject to volume restrictions until the earlier of January 15, 2008 or 90 days after the closing of the offering. See “Plan of Distribution.”

Use of Proceeds	We will use the proceeds for general working capital purposes and to fund our operations and ongoing clinical trials. See “Use of Proceeds.”

Manner of Offering	Best efforts directly by us without an underwriter or placement agent. See “Plan of Distribution.”

NASDAQ Capital Market symbol	NTII

Risk Factors	This investment involves a high degree of risk. See “Risk Factors.”

Summary of the Notes

Notes Offered	Senior Secured Notes

Maturity Date	The notes mature on the earlier of: (i) January 15, 2008 or (ii) 7 days after the closing of our planned public offering. The notes may be prepaid at any time without penalty.

Interest	15% per annum, interest paid monthly in arrears in cash, commencing on October 15, 2007. Upon and during the occurrence of an event of default, interest will accrue at a rate of 19% per annum.

Security Interest	First priority blanket lien on our assets. Additionally, if the notes are not repaid by the maturity date, our quarterly royalty payments from Merz will be paid into a lock-box account controlled by and held for the benefit of the lenders.

Convertibility	The notes are not convertible into any other securities of the Company.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described in this prospectus supplement, together with all of the other information incorporated by reference into the accompanying prospectus, including from our subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Related to Our Financial Condition

We have a history of losses, we expect to generate losses in the near future, and we may never achieve or maintain profitability.

We have experienced operating losses in every year since inception, except fiscal 2001. These operating losses resulted primarily from funding the development and clinical testing of our product candidates. As of June 30, 2007, our accumulated deficit was approximately $109 million. We expect to continue to incur operating losses for at least the next several years as we continue our clinical trials for Viprinex and pursue potential acquisitions of new product candidates. To achieve profitability, we will need to successfully develop, obtain regulatory approval for, manufacture, market and sell our products, or generate significant additional revenues from other sources, such as licensing collaborations.

Although we expect that our royalty revenues from sales of memantine will increase in future periods, these increases may not occur and, even if they do increase in line with our expectations, we do not expect that these revenues will be sufficient to allow us to operate profitably at any time in the foreseeable future. Merz or CMCC may also seek to terminate our collaboration agreement, which would end our royalty revenues from memantine sales. As a result, we may never generate sufficient revenues to become profitable or sustain profitability.

We will need to raise additional capital to reach profitability. If we succeed in raising additional capital through a financing transaction, it may adversely affect our stock price. If we are unable to raise additional capital, we may be forced to curtail operations.

Because we do not expect to operate profitably for several years, if at all, we will need to obtain substantial additional funds to sustain our operations and may need more capital than anticipated if we acquire and develop other product candidates.

Our future capital requirements will depend on a number of factors, including:

•	the amount of money raised in the offering contemplated by our registration statement on

•	Form S-1 filed with the SEC on August 13, 2007;

•	the time and cost involved in obtaining regulatory approval for Viprinex;

•	the amount of royalties received from Merz and its marketing partners for future sales of memantine;

•	the payments received pursuant to our agreements with Celtic;

•	the progress of our clinical development program;

•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	the acquisition or licensing of new drug candidates;

•	competing technological and market developments;

•	our ability to establish partnerships to commercialize Viprinex and any future product candidates; and

•	future commercialization activities and arrangements.

If we raise capital by issuing additional shares of common stock at a price per share less than the then-current market price per share, the value of the shares of our common stock then outstanding may be reduced. Even if we were to sell shares of common stock at prices equal to or higher than the current market price, the issuance of additional shares may depress the market price of our common stock and dilute voting rights. If we obtain funds through the issuance of debt securities or borrowing, the terms of that indebtedness may restrict our operations. If we instead raise capital through a licensing or partnering agreement for Viprinex, then we would be surrendering certain economic rights to the product, which could diminish our long-term potential return.

We may not be able to raise capital on terms that we find acceptable, or at all. If we are unable to raise additional capital to fund future operations, we may be forced to reduce the scope of our operations or defer or abandon our clinical development program for Viprinex. Any of these actions could have an adverse effect on our stock price and could significantly impair our prospects. Additionally, we expect that our independent auditors will, in connection with their audit of our financial statements for the year ended June 30, 2007, express doubt about our ability to continue as a going concern for the next 12 months.

Risks Related to Our Business

Viprinex has failed in one of two Phase 3 clinical trials conducted by Knoll for the treatment of acute ischemic stroke, and it may not prove to be safe and effective in our current Phase 3 trials. Because Viprinex is our only product candidate, any negative or inconclusive results in the ongoing trials would significantly harm our prospects and depress our stock price.

Viprinex previously failed in a large multi-center Phase 3 clinical trial in Europe conducted by Knoll, where an interim analysis concluded that Viprinex was unlikely to reach its primary efficacy endpoint and Viprinex-treated patients suffered from higher symptomatic intracranial hemorrhaging and mortality rates than patients receiving the placebo treatment. Although we are seeking to address these problems by changing the dosing strategy for Viprinex in our ongoing trials, we may not be able to demonstrate that Viprinex is a safe and effective treatment for acute ischemic stroke to the satisfaction of the FDA or other regulatory agencies. There is only one approved treatment for acute ischemic stroke, and many other drug candidates for this indication have failed in late-stage clinical trials. If we are unable to demonstrate that Viprinex is a safe and effective treatment for acute ischemic stroke to the satisfaction of the FDA or other regulatory agencies, we will not receive regulatory approval and our business would be materially harmed.

The earlier failure of Viprinex illustrates the risks of clinical development of new drugs, including the possibility that drug candidates may be found to be unsafe, ineffective or toxic, or fail to receive necessary regulatory clearances. If any of these risks of failure should materialize, we may be forced to make additional significant expenditures for further clinical trials or cease further development of the drug candidate. Additionally, because Viprinex is our only product candidate, the failure of Viprinex in the ongoing trials would greatly diminish our prospects and would cause our stock price to decline significantly.

If our clinical trials for Viprinex are delayed because of patient enrollment or other problems, we would incur additional cost and experience delays in the potential receipt of revenues.

We have experienced slow patient enrollment to date in our clinical trials for Viprinex. These delays have already caused us to revise our estimated completion dates for these trials, and any additional delays would further impede the timely development of Viprinex and would further increase our development costs and risks. Because we are currently conducting much of the clinical development work ourselves for the Viprinex clinical trials, and have only limited resources in these areas, we may be unable to successfully enroll sites and encourage patient enrollment. Delays in planned patient enrollment in our current or future clinical trials may result in increased costs, program delays or both, and the loss of potential revenues. Further, if we experience significant delays, our long-term prospects will be negatively affected as the remaining patent life for Viprinex will be shorter by the time commercial sales can commence. In any such case, our prospects would be harmed and our stock price could decline.

The approval of Viprinex or any future product candidate by the FDA or other regulatory authorities is uncertain and will involve the commitment of substantial time and resources.

We have not obtained regulatory approval for any product. We may not receive regulatory approval from the FDA or any other regulatory body required for the commercial sale of Viprinex, or any future products in the

United States or any other jurisdiction. The FDA or comparable foreign regulatory authorities might decide that our data is insufficient for approval and require additional clinical trials or other studies. In addition, even if we do obtain approval to market Viprinex, the process of obtaining FDA approval may take longer and require the expenditure of more resources than we anticipate. The regulatory approval of a new drug typically takes many years and varies substantially based on the type, complexity, and novelty of the drug for which approval is sought, and the outcome is uncertain. Promising results from early clinical trials may not be replicated in later clinical trials. Interim results of a clinical trial do not necessarily predict final results. A number of pharmaceutical and biotechnology companies have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. If we fail to obtain regulatory approval for Viprinex, or any future product candidates, we will be unable to market and sell any products and therefore will not be able to generate any revenues from product sales or become profitable.

As part of the regulatory approval process, we must conduct, at our own expense, preclinical research and clinical trials for each product candidate sufficient to demonstrate its safety and efficacy to the satisfaction of the FDA and other regulatory agencies in the United States and other countries where the product candidate will be marketed if approved. The number of preclinical studies and clinical trials that will be required varies depending on the product, the disease or condition for which the product is in development and the regulations applicable to any particular product. The regulatory process typically also includes a review of the manufacturing process to ensure compliance with applicable regulations and standards, including the FDA’s current Good Manufacturing Practice, or cGMP, regulations. The FDA can delay, limit or decline to grant approval for many reasons, including:

•	a product candidate may not be safe or effective;

•	we may not achieve statistical significance for the primary endpoint;

•

the FDA may not approve our manufacturing processes or facilities, or the processes or facilities of any future contract manufacturers, including the facility of Nordmark Arzneimittel GmbH & Co. KG, or Nordmark, for the manufacture of the active ingredient in Viprinex; and

•	the FDA may change its approval policies or adopt new regulations that affect us in an unfavorable manner.

Regulatory authorities may not approve Viprinex or any of our product candidates even if the product candidates meet safety and efficacy endpoints in clinical trials, or the approvals may be too limited for us to earn sufficient revenues.

The FDA and other foreign regulatory agencies can delay approval of or refuse to approve our product candidates for a variety of reasons, including failure to meet safety and efficacy endpoints in our clinical trials. Our product candidates may not be approved even if they achieve their endpoints in clinical trials. Regulatory agencies, including the FDA, have substantial discretion in the approval process and may disagree with our trial design and our interpretations of data from preclinical studies and clinical trials. Even if a product candidate is approved, it may be approved for fewer or more limited indications than requested or the approval may be subject to the performance of significant postmarket studies and postmarket surveillance. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. For example, it is possible that the FDA could impose labeling restrictions on Viprinex requiring it to be administered only to patients whose blood pressure is within an acceptable range. Any such limitation, condition or denial of approval would have an adverse affect on our business, reputation and results of operations.

Even if we are granted FDA approval for any of our product candidates, we may not be able to maintain that approval, which would reduce our revenues.

Even if we are granted regulatory approval for a product candidate, the FDA and similar foreign regulatory agencies can limit or withdraw product approvals for a variety of reasons, including failure to comply with regulatory requirements, changes in regulatory requirements, problems with manufacturing facilities or processes or the occurrence of unforeseen problems, such as the discovery of previously unknown side effects. If we are able to obtain any product approvals, they may be limited or withdrawn or we may be unable to remain in compliance with regulatory requirements. Both before and after approval, we, our manufacturers and our products are subject to a number of additional requirements. For example, certain changes to the approved product, such as adding new indications, certain manufacturing changes and additional labeling claims are subject to additional FDA review and approval. Advertising and other promotional materials must comply with FDA requirements, and we must comply with established requirements applicable to drug samples. We and our manufacturers will be subject to continuing review and periodic inspections by the FDA and other authorities, where applicable, and must comply with ongoing requirements, including cGMP regulations. Once the FDA approves a product, a manufacturer must provide certain updated safety and efficacy information, submit copies of promotional materials to the FDA and make certain other required reports. Any failure by us or our third-party manufacturers to comply with FDA and other applicable U.S. or foreign regulations may subject us to administrative or judicially imposed sanctions, including warning letters, civil and criminal penalties, injunctions, product seizure or detention, product recalls, total or partial suspension of production and refusal to approve new drug or biologic license applications. Product approvals may be withdrawn if regulatory requirements are not complied with or if problems concerning safety or efficacy of the product occur following approval. Any enforcement action or limitation or withdrawal of approval of any of our products could delay or prevent sales of our products, which would adversely affect our revenues. Further, continuing regulatory requirements involve expensive ongoing monitoring and testing requirements.

We do not have our own manufacturing facilities and are dependent on contract manufacturers and suppliers for the development and production of Viprinex.

We must procure from third parties our supplies of Viprinex for our clinical trials. We are party to agreements with Nordmark to house and maintain our colony of Malayan pit vipers, to purify the snake venom that is used to produce the active pharmaceutical ingredient of Viprinex and to supply us with this active pharmaceutical ingredient in finished form for our clinical trials. We also have an agreement with Baxter Pharmaceutical Solutions, LLC, or Baxter, pursuant to which Baxter is responsible for certain aspects of the development, supply and packaging of Viprinex. Any difficulties in obtaining raw Malayan pit viper venom in necessary quantities and potencies or failure of our manufacturers and suppliers could delay our clinical trials and impede the development and commercialization of Viprinex. We may not be able to maintain or extend these arrangements on satisfactory terms, if at all, and we may not be able to find suitable replacements for Nordmark and/or Baxter if these arrangements are terminated.

Further, although we perform audits on Nordmark and Baxter to assess their compliance with the FDA’s cGMP regulations, there can be no assurance that our contractors will meet cGMP standards or be able to synthesize and deliver Viprinex in a timely fashion. Although alternative cGMP suppliers of the bulk drugs and of finished dosage form products are available to us, Viprinex is difficult and costly to produce, and we believe that there is only a limited number of manufacturers that are capable of producing the compound. The loss of our current supply arrangement could significantly delay our clinical trials for Viprinex and could impact the commercialization of the drug if it is approved by the FDA. As a result of our reliance on manufacturers, we face the following outsourcing risks:

•	the delay of our clinical testing if our contractors are unable to supply sufficient quantities of Viprinex in accordance with cGMP on acceptable terms;

•	the delay of market introduction and subsequent sales if we should encounter difficulties establishing relationships with manufacturers to produce, package and distribute Viprinex; and

•	adverse effects on FDA pre-market approval of Viprinex if contract manufacturers do not adhere to cGMP regulations.

Because of these risks, our dependence on third parties for the development, manufacture and supply of Viprinex and any future products may adversely affect our ability to develop and deliver products on a timely and competitive basis and harm our results of operations.

We have relied, and will continue to rely, on third parties to conduct our clinical trials for Viprinex, and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.

We have periodically entered into various contractual arrangements with clinical research organizations, or CROs, consultants and others, and we are dependent upon the level of commitment and subsequent success of these outside parties in performing their responsibilities. Certain of these agreements may place significant responsibility on the collaborator or contractor for pre-clinical testing and human clinical trials and for preparing and submitting submissions for regulatory approval for potential products. We have previously experienced delays and other problems with CRO performance and we recently replaced the CRO overseeing our clinical trials in Europe and certain other locations. The difficulties that we experienced with our prior CRO have caused delays in our ongoing clinical trials and, if our new CRO or any of our clinical research associates or any other collaborator, licensor or contractor fails to perform, the clinical development of Viprinex could be further delayed and our business, financial condition and results could be adversely affected.

We have also relied on scientific, clinical, commercial and other data supplied and disclosed by others in entering into these agreements. We have relied on these data in support of applications for human clinical trials for Viprinex. Although we have no reason to believe that this information contains errors or omissions of fact, it is possible that there are errors or omissions of fact that would change materially our view of the future likelihood of FDA approval or commercial viability of Viprinex.

Even if Viprinex is approved for commercialization, it may not be successfully commercialized or generate meaningful product revenues for us.

If Viprinex is approved for commercialization, we would be required either to market the drug directly, which would require the recruitment and training of a direct sales force, or to enter into a collaborative arrangement with a larger biotechnology or pharmaceutical company with an existing sales force to sell, market and distribute our products. Our current strategy is to retain some portion of the commercial rights to Viprinex in the United States, which would require us to build an internal sales force. However, we may not succeed in directly marketing Viprinex because the building of a direct sales force is costly, and we have no experience in sales, marketing and distribution. If we elect to license Viprinex to a larger company with an existing sales force, we would be required to share the revenues from commercialization and would lose a significant degree of control over the commercialization and further development of the drug. In addition, any licenses or collaborative arrangements that we may enter into may not be effective in generating meaningful product royalties or other revenues to us.

If Viprinex does not attain adequate market acceptance by health care professionals and patients, our business prospects and results of operations will suffer.

Even if Viprinex receives regulatory approval for commercial sale, our revenues from sales of the product may not be significant and will depend on many factors that are outside of our control. Factors that may affect revenue from Viprinex, if and when approved, include:

•	perception of physicians and other members of the health care community of its safety and efficacy relative to that of competing products;

•	cost-effectiveness;

•	patient and physician satisfaction with the product;

•	ability to successfully manufacture commercially and on a timely basis;

•	cost and availability of raw materials;

•	reimbursement policies of government and third-party payors;

•	unfavorable publicity concerning Viprinex or similar drugs;

•	the introduction, availability and acceptance of competing products, including those of any future partners;

•	adverse event information relating to the product;

•	product labeling or product inserts required by the FDA or regulatory authorities in other countries;

•	regulatory developments related to the manufacture or continued use of the product; and

•	extent and effectiveness of sales and marketing and distribution support for the product.

Our product revenues will be adversely affected if, due to these or other factors, Viprinex does not gain significant market acceptance.

If government and third-party payors fail to provide coverage and adequate payment rates for Viprinex, if approved, our revenues and prospects for profitability will suffer.

In the United States and other countries, our sales of Viprinex will depend in part on the availability of reimbursement from third-party payors. These third party-payors include government health programs such as Medicare, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. We might need to conduct pharmacoeconomic studies in order to demonstrate the cost-effectiveness of Viprinex. These studies might require us to commit significant time and resources. Reimbursement may not be available or sufficient to allow us to sell Viprinex on a competitive and profitable basis.

Congress enacted a limited prescription drug benefit for Medicare recipients in the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, which became effective in 2006. It is not clear what effect the MMA will have on the prices paid for currently approved drugs and the pricing options for new drugs approved in the future. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Medicare prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors. We expect that there will continue to be federal and state proposals to implement governmental pricing controls and limit the growth of healthcare costs. While we cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business and profitability.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for Viprinex.

We have only limited rights under our license and cooperation agreement with Merz and CMCC, and either of our partners can terminate the agreement upon six months’ notice, which would result in the loss of our memantine royalty revenues.

We are party to a license and cooperation agreement with Merz and CMCC, pursuant to which we have rights to share in revenues from worldwide sales of memantine for the treatment of Alzheimer’s disease and other indications covered by certain of CMCC’s patents, including AIDS-related dementia and neuropathic pain. However, we are not entitled to royalties on Merz’s sales of memantine for dementia or Alzheimer’s disease in certain jurisdictions where Merz had pre-existing marketing or other commercial arrangements, including Japan, Korea, China, Germany, Italy, Spain and several other smaller European markets, and much of Latin America, excluding Brazil. Under our agreement with Merz and CMCC, we are entitled to receive marketing payments and royalties from sales of memantine for the treatment of Alzheimer’s disease by Merz and its marketing partners, Forest Laboratories, Inc., or Forest, and H. Lundbeck A/S, or Lundbeck. Our receipt of these payments depends, among other things, on the continuation of our cooperation agreement with Merz and CMCC and the successful development and commercialization of memantine by Merz and its marketing partners for indications and in jurisdictions for which we are entitled to receive royalty payments. We have no direct control over the development or commercialization of memantine and have only limited, if any, input on the direction of development and commercialization efforts. Forest and Merz have informed us that they do not plan to pursue further development of memantine for neuropathic pain or other indications covered by the CMCC patents. As a result, we, Merz and CMCC have previously discussed options for the development of memantine for the indications covered by the CMCC patents and other possible changes to our agreement, including reducing the royalties we are paid.

With respect to the patents licensed from CMCC to Merz pursuant to the license and cooperation agreement, either CMCC or Merz (including its marketing partners) could take actions, or fail to take actions, with respect to these patents that could harm our interests. Once any FDA-granted exclusivity periods for marketed drugs end, pharmaceutical companies must rely on patents to exclude competitors from introducing generic versions of the same drug. Because patent protection for a marketed drug becomes increasingly important at that time, companies with approved drugs will typically reassess their patent strategy as FDA exclusivity periods terminate. In the case of Namenda/Ebixa, clinical data exclusivity expires in October 2007 and generic drug manufacturers may begin to challenge patents covering the drug after that date. Merz and Forest have decided not to pursue a patent term extension of the CMCC patent covering certain uses of memantine, and Merz has recently informed CMCC that Merz and Forest have decided to delist this CMCC patent from the FDA’s Orange Book. Merz or CMCC can terminate our cooperation agreement upon six months’ notice. At present, we do not know whether Merz or CMCC intend to terminate the agreement. The termination of our agreement with Merz or any failure by Merz or its partners to successfully commercialize memantine or defend against generic competition could reduce or eliminate our future royalties under the agreement and would have a material adverse effect on our business, financial condition and results of operations.

We have limited control over the development and commercialization of XERECEPT, the rights to which we have sold to Celtic, and as a result, we may not realize a significant portion of the potential value of this product candidate.

In November 2005, we completed the sale of all our rights and assets related to XERECEPT to two newly-formed subsidiaries of Celtic. Under our agreement with the Celtic subsidiaries, we are eligible to receive up to $15 million upon the achievement of certain regulatory objectives, and if XERECEPT is approved for commercial sale, we are eligible to receive profit-sharing payments on sales of XERECEPT in the United States and royalties on sales elsewhere in the world. However, because Celtic has assumed control of the clinical development of XERECEPT throughout the world, our ability to receive these payments largely depends on Celtic. Celtic controls the execution of clinical trials and will direct the final regulatory approval process and commercialization, if the product is approved. If Celtic is unable to successfully develop and market XERECEPT, we may not receive the potential development milestone payments, and the value of our potential future royalty and profit-sharing rights could be greatly diminished.

We face intense competition from other companies.

Our competitors are generally larger biotechnology or pharmaceutical companies, and the National Institute of Neurological Disorders and Stroke, or NINDS, all of which have significantly greater financial resources and experience. In addition, larger companies that compete with us generally have greater manufacturing, marketing, sales, distribution and managerial personnel resources than we do. Many of them also have much more experience than we do in clinical trials of new product candidates and in obtaining FDA and foreign regulatory approvals. Accordingly, we may not be able to develop products that will be as efficacious or as cost-effective as currently-marketed products or those products being developed by our competitors. In addition, others may develop, manufacture and market products that could compete with those that we are developing.

For the treatment of acute ischemic stroke, the only currently approved drug treatment is marketed by Genentech, Inc., a much larger company. Additionally, other large pharmaceutical companies have pursued the development of treatments for ischemic stroke, including AstraZeneca and Forest. These companies have significantly more experience in developing new products and substantially greater financial resources. We may also face competition from medical devices that are currently used in the United States for the treatment of acute ischemic stroke.

If we do not continue to attract and retain key employees, our product development efforts and our operations will be impaired.

We depend on a small number of key management and scientific and technical personnel. There is a shortage of skilled personnel in our industry, we face intense competition in our recruiting efforts, and we may not be able to attract or train qualified personnel. In addition, we have recently made various changes in our management. For example, in June 2006, Stephen J. Petti, our former Vice President, Product Development, and Jonathan R. Wolter, our former Vice President, Finance and Chief Financial Officer, resigned as officers and employees for personal reasons. In July 2006, Craig W. Carlson joined our company as Vice President, Finance and Chief Financial Officer, and, in February 2007, Warren W. Wasiewski, M.D. joined as our Vice President, Clinical Programs. Dr. Lisa U. Carr, M.D., Ph.D., who was our Senior Vice President and Chief Medical Officer, retired in June 2007. Changes in our management team can be disruptive to our business and, if our management team cannot work together effectively, our ability to manage our business will suffer. Further, the loss of any of our key employees, including our President, Chief Executive Officer and Director, Paul E. Freiman; Mr. Carlson; Dr. Wasiewski; David E. Levy, M.D., our Vice President, Clinical Development, and Karl G. Trass, our Vice President, Regulatory Affairs & Quality Assurance, could impair our product development efforts and harm our business. Our employment agreements with these individuals provide for “at-will” employment, which means that they may terminate their employment with us at any time.

Clinical trials or marketing of any of our potential products may expose us to liability claims from the use of such products, which our insurance may not cover.

We currently have a limited amount of product liability insurance for our clinical trials, with coverage limits of $5 million per incident and $5 million in the aggregate. It is possible that our current insurance may not be adequate to cover liabilities arising from our clinical trials. Our current product liability insurance does not cover the commercial sales of products, and we cannot be sure that we will be able to obtain product liability insurance covering commercial sales if and when they commence or, if such insurance is obtained, that sufficient coverage can be acquired at a reasonable cost. Any inability to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims could prevent or inhibit commercialization of any products we develop.

Acquisitions of new product candidates could result in operating difficulties and harm our results of operations.

We may use a portion of our capital resources, including funds raised from the offering contemplated by our registration statement on Form S-1 filed with the SEC on August 13, 2007 to acquire new product candidates. The process of investigating, acquiring and integrating any business or technology into our business and operations is risky, and we may not be able to accurately predict or derive the benefits of any such acquisition. The process of acquiring and integrating any business or technology may create operating difficulties and unexpected expenditures, such as:

•	diversion of our management from the development and commercialization of Viprinex;

•	difficulty in assimilating and efficiently using the acquired assets or personnel; and

•	inability to retain key personnel.

In addition to the factors set forth above, we may encounter other unforeseen problems with acquisitions that we may not be able to overcome. Any future acquisitions may require us to issue shares of our stock or other securities that dilute the ownership interests of our existing stockholders, expend cash, incur debt, assume liabilities, including contingent or unknown liabilities, or incur additional expenses related to write-offs or amortization of intangible assets, any of which could materially adversely affect our operating results and could draw resources away from the development of Viprinex.

Our success will depend, in large part, on our ability to obtain or license patents, protect trade secrets and operate without infringing upon the proprietary rights of others.

The patent position of biotechnology firms generally is highly uncertain because:

•	patents involve complex legal and factual issues that have recently been the subject of much litigation;

•	no consistent policy has emerged from the United States Patent and Trademark Office regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents; and

•	others may independently develop similar products, duplicate any of our potential products, or design around the claims of any of our potential patented products.

In addition, because of the time delay in patent approval and the secrecy afforded United States patent applications, we do not know if other applications, which might have priority over our applications, have been filed. As a result of all of these factors, there can be no assurance that patent applications relating to our potential products or processes will result in patents being issued, or that patents, if issued, will provide protection against competitors who may successfully challenge our patents, obtain patents that may have an adverse effect on our ability to conduct business, or be able to circumvent our patent position. No infringement claims have been brought by third parties, and we are not aware of any basis on which such claims could be made. Any infringement claims brought by a third party, even if these claims were ultimately found to be without merit, would be costly to defend against and would likely interfere with our operations while the claim was pending. If we were unsuccessful in defending against any such claims, it may be necessary for us to license certain additional rights. These licenses may be costly and may not be available on terms we find acceptable, if at all. Accordingly, the unfavorable resolution of any patent infringement claim could adversely affect our operations and prospects.

We have previously concluded that we have material weaknesses in our internal controls over accounting for certain complex transactions and other items, and we have restated financial statements from prior periods as a result of material weaknesses in our internal controls over accounting for highly complex transactions.

We record certain transactions in which we may engage in our financial statements using complex accounting rules. Although we believe that we currently have the necessary expertise and resources to ensure that we properly account for these transactions in accordance with U.S. generally accepted accounting principles, we have had deficiencies in our internal controls over accounting for complex transactions and other items. In fiscal 2006, we concluded that we had a material weakness in our internal controls following the restatement of our financial statements for fiscal 2005 and a portion of fiscal 2006. The restatement related to errors in our accounting for acquisition costs assigned to certain intangible assets and in-process research and development acquired in connection with our acquisition of Empire Pharmaceuticals in 2004.

Additionally, in fiscal 2007, we concluded that we had a material weakness in our internal controls over our financial reporting for stock option expenses, accounts payable and accrued liabilities. Although we have taken steps designed to remediate the weaknesses identified in 2006, we have not yet taken actions relating to the weakness identified in the last fiscal year and any corrective actions taken may not be sufficient to correct the problems or other accounting deficiencies could arise in the future. If our internal controls over financial reporting are deficient, we may not properly account for complex transactions and other items, which could lead to a restatement of our financial statements. A restatement could have a negative impact on our stock price and negatively affect the credibility of our financial reporting in future periods.

The offering contemplated by our registration statement on Form S-1 filed with the SEC on August 13, 2007 may result in a significant reduction in our available net operating loss carry-forwards and tax research credits.

At June 30, 2007, we had federal net operating loss carry-forwards of $14.9 million and state net operating loss carry-forwards of $14.0 million. At that time we also had federal tax research credits of $590,000 and state research and development tax credits of $470,000. Our ability to use these net operating loss carry-forwards and tax credits to offset future taxable income will be limited under Section 382 of the Internal Revenue Code if we experience an “ownership change.” The currently planned offering may constitute such an ownership change, depending on the number of shares that we sell. If the offering is deemed to be an ownership change, we would not be able to utilize a significant portion of these net operating losses and tax credits to offset future income. Our inability to fully utilize our net operating loss carry-forwards and tax credits could have a negative impact on our tax assets, financial position and results of operations.

Risks Related to Our Common Stock

Our common stock may be delisted from The NASDAQ Capital Market, which could negatively impact the price of our common stock and our ability to access the capital markets.

Our common stock is listed on The NASDAQ Capital Market. The listing standards of The NASDAQ Capital Market provide that a company may be delisted if the bid price of its stock drops below $1.00 for a period of 30 consecutive business days or if the company fails to maintain (i) stockholders’ equity of at least $2.5 million, (ii) total market value of listed securities of at least $35 million or (iii) net income from continuing operations of at least $500,000 in the latest fiscal year or in two of the last three fiscal years. Recently our stock has traded below $1.00, and on August 29, 2007, NASDAQ notified us that we were not in compliance with any of the stockholders’ equity, total market value of listed securities or net income requirements, although we expect to regain compliance with the minimum bid price and total market value of listed securities requirements upon effectuation of our planned reverse stock split and completion of the offering contemplated by our registration statement on Form S-1 filed with the SEC on August 13, 2007. If we fail to comply with the listing standards applicable to issuers listed on The NASDAQ Capital Market, our common stock may be delisted from The NASDAQ Capital Market. The delisting of our common stock would significantly affect the ability of investors to trade our securities and would significantly negatively affect the value and liquidity of our common stock. In addition, the delisting of our common stock could materially adversely affect our ability to raise capital on terms acceptable to us or at all. Delisting from The NASDAQ Capital Market could also have other negative results, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

The market price of our common stock has been, and is likely to continue to be, highly volatile.

The average daily trading volume of our common stock has historically been low, even when compared to that of other biopharmaceutical companies. Because of our relatively low trading volume, our stock price can be highly volatile. Any large sales could have a negative effect on our stock price and its volatility. In addition, the issuance of a large number of shares in the offering contemplated by our registration statement on Form S-1 filed with the SEC on August 13, 2007 could increase the volatility of our stock and depress our stock price. Additional factors that may affect the volatility of our stock price include:

•	announcements of the results of pre-clinical studies and clinical trials by us, Celtic or our competitors;

•	other evidence of the safety or efficacy of our products, or those of Celtic, Merz or its marketing partners, or our competitors;

•	the termination of our strategic research and marketing cooperation agreement with Merz and CMCC or our collaboration and services agreement with Celtic;

•	announcements of technological innovations or new therapeutic products by us or our competitors;

•	developments in patent or other proprietary rights of us or our competitors, including litigation;

•	fluctuations in our operating results;

•	government regulation and health care legislation; and

•	market conditions for life science companies’ stocks in general.

•	Adverse effects of our planned reverse stock split, including reduced trading volume in our stock and the potential negative market reaction to our revised stock split.

Our certificate of incorporation, our bylaws, Delaware law and our stockholder rights plan contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of Delaware law, our certificate of incorporation, our bylaws and our stockholder rights plan may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our Board of Directors. These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders; and

•	providing for dilutive issuance of preferred stock, commonly referred to as a “poison pill,” which can be triggered after a person or a group acquires 15% or more of our common stock.

In addition, Section 203 of Delaware General Corporation Law may discourage, delay or prevent a change in control of our company by prohibiting stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us, unless certain approvals are obtained.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and our coverage deficiency for the periods presented. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings are defined as loss before provision for income taxes and minority interest, plus fixed charges, less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges are defined as the sum of interest expensed plus amortized capitalized expenses related to indebtedness plus an estimate of the interest within rental expense. For all periods presented, we had a loss, and thus there is no ratio of earnings to fixed charges reported below.

	For the Year Ended June 30,
	2003	2004	2005	2006	2007 (unaudited)
Ratio of earnings to fixed charges(1)	—	—	—	—	—
Deficiency of earnings available to cover fixed charges	$(2,686)	$(1,808)	$(24,977)	$(27,539)	$(14,128)

(1)	Earnings insufficient to cover fixed charges.

USE OF PROCEEDS

We will use the proceeds from this offering for general working capital purposes and to fund our operations and ongoing clinical trials of Viprinex. Even if we raise the full $6,000,000 sought in this offering, we will not have sufficient capital to fund our clinical trials to completion or to support operations for the remainder of fiscal 2008. As discussed above under the caption “Risk Factors,” we will need to raise substantial additional funds to sustain our operations for at least the next 12 months.

DILUTION

Our net tangible book value as of June 30, 2007 was approximately $(11.3) million, or $(0.34) per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the 2,750,000 shares of common stock offered by this prospectus supplement at an assumed price of $0.85 per share, which was the closing price of our common stock on the day before the date of this prospectus supplement, and after deducting estimated offering expenses of $75,000 payable by us, our pro forma net tangible book value as of June 30, 2007 would have been approximately $(5.3) million, or $(0.15) per share of common stock. This represents an immediate increase in the pro forma net tangible book value of $0.19 per share to our existing stockholders and an immediate and substantial dilution in pro forma net tangible book value of $1.00 per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed offering price per share	$0.85
Net tangible book value per share as of June 30, 2007	$(0.34)
Increase per share attributable to new investors	$0.19
Pro forma net tangible book value per share after this offering	$(0.15)
Dilution per share to new investors	$(1.00)

DESCRIPTION OF NOTES

We will issue the Notes under an indenture to be dated on or about September 12, 2007 (the “base indenture”) and a first supplemental indenture to be dated on or about September 12, 2007 (the “first supplemental indenture” and, together with the base indenture, the “Indenture”) between us and U.S. Bank National Association as trustee (the “Trustee”). We have summarized the material provisions of the Indenture below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the Indenture and the Notes, which we urge you to read because they, and not this “Description of Notes,” define your rights as a Note holder. A copy of the Indenture and the Form of the Notes will be included as exhibits to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part. You may also request a copy of the Indenture and the Form of the Notes from us as described under “Where You Can Find More Information.”

General

The Notes:

•	are in an aggregate principal amount of $6 million;

•	bear interest at an annual rate of 15%, payable monthly commencing on October 15, 2007 (each such payment date being an “Interest Date”);

•	are due and payable on the earlier of January 15, 2008 or seven (7) days after the closing of our planned registered offering of common stock; and

•	are secured by a blanket lien on all of our assets.

Interest

Interest on the outstanding principal amount of the Notes shall be payable monthly in arrears on each Interest Date. Interest shall accrue at 15% per annum from the most recent date to which interest has been paid, or if no interest has been paid, from the date of issuance until the principal amount of the Notes is paid. From and after the occurrence and during the continuance of an Event of Default (as defined in the section entitled “Redemption” below), the interest rate shall be increased to 19.0% per annum. If such Event of Default is subsequently cured, the increased interest rate will cease to be effective as of the date of such cure; provided that the interest calculated at the increased rate during the continuance of such Event of Default will continue to apply. Interest under the Notes will be payable on each Interest Date in cash.

Maturity Date

The maturity date of the Notes is the earlier of (A) January 15, 2008, or (B) seven (7) days after the closing of our planned firm-commitment underwritten common stock offering registered on Form S-1 (File No. 333-145403). The notes may be prepaid at any time prior to the maturity date without penalty.

If an Event of Default (defined below) occurs and is continuing, the trustee or the holders of a majority in interest of the outstanding the notes (the “Required Majority”) may declare the principal and all accrued interest immediately due and payable.

Events of Default

Each of the following events constitutes an “Event of Default” under the Notes:

•	our failure to pay to a holder any amount of principal or interest due under this note and the continuance of such default for a period of 5 business days;

•	our breach of any covenant or other terms of any transaction document in the offering and any such breach continues for ten (10) days;

•	any uncured default under any third party indebtedness in excess of $250,000 in the aggregate, not subject to forbearance;

•

the suspension from trading or failure of our common stock to be listed on a stock exchange for a period of ten (10) consecutive trading days or for more than an aggregate of twenty (20) trading days in any 365-day period;

•	occurrence of certain events of bankruptcy, insolvency, or reorganization involving us or any of our subsidiaries;

•	issuance of court judgments for payment of money in excess of $250,000 are rendered against us or any of our subsidiaries that are not stayed or discharged within 60 days; and

•

any breach or failure to comply with certain other covenants included in the Indenture, including covenants as to incurrence of debt or liens, restricted payments, distribution of cash dividend and reservation of authorized shares.

Covenants

We have agreed to certain customary covenants in the Indenture, including limitations on us and our subsidiaries to:

•	incur indebtedness except for certain permitted indebtedness;

•	incur liens except for certain permitted liens;

•	incur liens related to our intellectual property, subject to certain permitted liens, including licenses and sublicenses granted by us in the ordinary course of our business;

•	make restricted payments in respect of other indebtedness; and

•	redeem, repurchase or declare or pay any cash dividend or distribution on our capital stock.

Security Interest and Royalty Lock-Box

The Notes are secured by a first-priority blanket lien on all of our assets, including, without limitation, our tangible assets, intangible assets, contract rights and intellectual property. Upon the occurrence and continuation of an Event of Default, the Trustee has the right to commence foreclosure proceedings on our assets to satisfy the obligations owed under the Notes.

Additionally, we have agreed that if any of the indebtedness under the Notes remains outstanding after January 15, 2008, that all future quarterly royalty payments owed under our agreement with Merz would be paid into a separate “lock-box” account controlled by the Trustee and maintained for the benefit of the Note holders. After the full repayment of the Notes, any future royalty payments from Merz would again be made directly to us.

Voting Rights

The holders of the Notes shall have no voting rights as the holders of the Notes, except as required by law.

Modification and Amendment

We may enter into one or more supplemental indentures to amend the Notes, in form satisfactory to the Trustee, without the consent of any of the holders of the Notes, for any of the following purposes:

•	to add to the covenants for the benefit of the holders, or to surrender any right or power conferred upon us;

•	to provide for a successor Trustee;

•

to cure any ambiguity or defect, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision, provided that it will not adversely affect the interest of the holders;

•	to add any additional Events of Default for the benefit of the holders;

•	to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Notes any property or assets;

•

to supplement any provision of the Indenture to the extent necessary to permit or facilitate the discharge of the Notes; provided that such change or modification does not adversely affect the interests of the holders; or

•	to add or modify any other provision of the Indenture we and the Trustee may deem necessary or desirable and which would not reasonably be expected to adversely affect the interests of the holders.

With the consent of the Required Majority, we and the Trustee may enter into one or more supplemental indentures for the purposes of adding, changing or eliminating any provision in the Indenture, provided however, no supplemental indenture shall, without the consent of each holder of the outstanding Notes affected:

•	reduce the rate of or extend the time for payment of interest, if any, on the Note;

•	reduce the principal amount of any Note;

•	modify the provisions of the Indenture in respect of the right of holders to cause us to redeem Notes on the upon a Change of Control in a manner adverse to the holders;

•	make any interest or principal amount on a Note payable in money other than that stated in the Note or other than in accordance with the provisions of the Indenture;

•

impair the right of any holder to receive payment of the principal amount of or interest, on a holder’s Note on or after the due dates therefor or to institute suit for the enforcement of any payment on or in respect of such holder’s Notes;

•	reduce the quorum or voting requirements under the Indenture;

•	change the ranking of the Notes in a manner adverse to the holders;

•	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

•

reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver provided for in the Indenture;

•	modify provisions in the Indenture with respect to certain matters, except to provide that the Indenture cannot be modified or waived without the consent of the holder of outstanding Notes;

•	modify the provisions of the Indenture in a manner adverse to the holders in any material respect; or

•	as otherwise provided in the Indenture.

Ranking

The Notes are secured obligations ranking senior to our other indebtedness, all of which is unsecured. The Notes will rank senior in right of payment to any future indebtedness, unless such indebtedness is expressly approved by the Required Majority as on parity with, or senior to, the Notes.

Listing

The Notes are not currently listed on any national securities exchange or quotation system and will not be DTC eligible. We do not intend to file an application for such a listing.

Transferability

The Notes may be offered, sold, assigned or transferred by the holder without our consent, subject to certain limited exceptions. If any Note is to be transferred, the holder shall surrender the Note to us, whereupon we will forthwith issue and deliver upon the order of the holder a new Note registered as the holder may request, representing the outstanding principal being transferred by the holder and, if less then the entire outstanding principal is being transferred, a new Note representing the outstanding principal not being transferred.

Discharge

We may satisfy and discharge our obligations under the Indenture when (a) either (i) all Notes authenticated and delivered have been delivered to the Trustee for cancellation; or (ii) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable and we have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness evidenced by such Notes not theretofore delivered to the Trustee for cancellation; (b) we have paid or caused to be paid all other sums payable under the Indenture by us; and (c) we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent for relating to the satisfaction and discharge of this Indenture have been complied with.

Reports

We will be required to file with the Trustee, within 15 days after filing the same with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file all such reports with the Trustee as may be required by the provisions of Section 314(a) of the Trust Indenture Act.

Information Concerning the Trustee

U.S. Bank, National Association, as trustee under the Indenture, has been appointed by us as paying agent and registrar with regard to the Notes. The Required Majority has the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee, provided that the trustee may refuse to follow such direction if it may result in personal liability for which the trustee would not be entitled to indemnification under the Indenture.

Governing Law

The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Certificated Securities

The Notes will be issued in certificated form. Unless specified by us, the Notes will not be held in book entry form. You may transfer or exchange certificated Notes with the Registrar’s office or paying agencies in accordance with the terms of the Indenture. Each Note may be transferred in whole or in part only by registration of such transfer on the Register held by the Securities Registrar, which shall be the Trustee.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relevant to purchasers that acquire Notes and shares of our common stock in this offering. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code in this prospectus supplement, existing and proposed U.S. Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date of this prospectus supplement, and all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to any matters discussed in this section.

This discussion does not purport to address tax considerations that may be relevant to particular investors because of their specific circumstances or because they are subject to special rules, such as persons subject to the alternative minimum tax provisions of the Code, U.S. holders whose “functional currency” is not the U.S. dollar, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, pension and other employee benefit plans, tax-exempt organizations and entities, partnerships and other pass-through entities, certain hybrid entities and owners of interests therein, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” persons who acquire Notes or our common stock in connection with the performance of services, persons holding Notes or our common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell Notes or our common stock under the constructive sale provisions of the Code. The discussion also, except as explicitly noted herein, does not discuss any aspect of state, local or foreign law or U.S. federal tax laws other than U.S. federal income tax law. In addition, this discussion is limited to holders who acquire their Notes and common stock in the offering described herein and who will hold the Notes and our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment).

All prospective purchasers are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences relevant to the ownership and disposition of the Notes and our common stock in their particular situations.

As used herein, the term “U.S. holder” means a beneficial holder of a Note or our common stock that for U.S. federal income tax purposes is (i) an individual who is a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) an entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. A “non-U.S. holder” is any beneficial holder of a Note or our common stock other than a U.S. holder or a foreign or domestic entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Notes or our common stock, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is included in the income of its owners. A holder of Notes or our common stock that is a partnership, and partners in such a partnership, should consult their own tax advisors about the U.S. federal income tax consequences of owning and disposing of Notes and our common stock.

To ensure compliance with Treasury Department Circular 230, each holder of Notes or common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this prospectus supplement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by us in furtherance of our offering of Notes and common stock on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

Issue Price and Allocation of Purchase Price

For U.S. federal income tax purposes, we intend to treat the Notes and common stock as a unit upon original issuance. The “issue price” of such units is the first price at which a substantial portion of the units are sold, disregarding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The issue price of the Notes or common stock is determined by allocating the issue price of a unit between the Note and the common stock based on their relative fair market values on the issue date. Based on the fair market value of our common stock, we intend to allocate 61% of the issue price of each unit to the Note included in such unit and 39% to the common stock. Our allocation of the issue price is binding on a holder of the Notes, unless the holder explicitly discloses on a statement attached to its timely filed U.S. federal income tax return for the year in which it acquires the Notes that it has made a different determination. Our allocation is not binding on the IRS or any court, however, and it is possible that the IRS may challenge such allocation. Whether or not a holder acquires a unit at the issue price of the units, the holder will be required to allocate such holder’s purchase price between the Notes and the common stock based upon their relative fair market values as of the date of the purchase (and, as noted above, will generally be bound by our allocation with respect to acquisitions occurring on the issue date, unless it is explicitly disclosed on the holder’s U.S. federal income tax return for the year of the purchase that a different allocation is being used).

U.S. Holders

This section summarizes certain U.S. federal income tax considerations with respect to the ownership and disposition by U.S. holders of Notes and our common stock acquired in connection this offering.

Ownership of the Notes

Interest. After allocating the issue price of a unit between a Note and the common stock in the manner described above, a Note will be treated as having been issued with original issue discount in an amount equal to the excess of (a) the “stated redemption price at maturity” of the Note over (b) its issue price. The “issue price” of a Note will be the portion of the issue price of a unit that was allocated to the Note (as described above). Because the Notes have a term of one year or less, the “stated redemption price at maturity” of a Note will equal the sum of all cash payments (including stated interest) required to be made on the Note. As a result, you will generally be taxed on the discount rather than on stated interest.

In general, individual and certain other cash-method U.S. holders of short-term notes such as the Notes are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received.

U.S. holders that report income for U.S. federal income tax purposes on the accrual method, and certain other U.S. holders, are required to accrue discount on short-term notes (as ordinary income) on a straight line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding.

Sale, Exchange or Retirement of Notes. A U.S. holder’s tax basis for a Note will generally be the amount allocated to the Note (as described above), increased by any discount included in income and reduced by any cash payments on the Note that are not includible in income. On the sale, exchange, retirement or other disposition of a Note, unless a non-recognition provision applies, a U.S. holder will recognize gain or loss equal to the difference between the amount realized (less an amount equal to any accrued discount not included in income, which will be taxable as interest income) and the adjusted tax basis of the Note. Gain or loss recognized with respect to a Note will generally be short-term capital gain or loss.

Ownership of Our Common Stock

Dividends. Distributions, if any, paid on our common stock generally will constitute taxable dividends to the extent paid out of current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. holder’s adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. holder’s adjusted tax basis in the shares, the distribution will be taxable as capital gain on a deemed disposition of our common stock. Dividend income that is received by an individual U.S. holder in a tax year beginning on or before December 31, 2010 and that satisfies certain requirements (including certain holding period requirements) generally will be subject to tax at a reduced rate. Unless the reduced rate provision is extended or made permanent by subsequent legislation, for tax years beginning after December 31, 2010, distributions taxable as dividends to an individual U.S. holder will be taxed at regular ordinary income rates. Subject to certain significant restrictions, a portion of a distribution taxable as a dividend that is received by a U.S. holder that is a corporation will be eligible for a dividends received deduction.

Sale, Exchange or Retirement of Common Stock. A U.S. holder’s tax basis for our common stock will generally be the amount allocated to the common stock (as described above). On the sale, exchange or retirement or other disposition of our common stock, unless a non-recognition provision applies, a U.S. holder will recognize gain or loss equal to the difference between the amount realized and the adjusted tax basis of the common stock. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. Generally, long-term capital gain of non-corporate U.S. holders is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

We are required to furnish to record holders of the Notes and our common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest income on the Notes and dividends paid on our common stock.

A U.S. holder may be subject to backup withholding with respect to interest income on the Notes, dividends paid on our common stock and proceeds received from a disposition of Notes or our common stock. The backup withholding rate is currently 28%. Backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding.

To establish status as an exempt person, a U.S. holder may be required to provide a certification on IRS Form W-9 (or substitute form).

U.S. holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable.

Non-U.S. Holders

The following is a discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of Notes or our common stock acquired in connection with this offering by a non-U.S. holder (as defined above). Special rules, which are not discussed here, may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” persons eligible for benefits under income tax conventions to which the U.S. is a party and U.S. expatriates. Non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

For purposes of withholding tax on interest and dividends discussed below, a non-U.S. holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, any interest or dividend income and any gain on the sale, exchange, redemption, retirement or other disposition of a Note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a non-U.S. holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment in the U.S. Generally, U.S. trade or business income is not subject to U.S. withholding tax (provided the non-U.S. holder complies with applicable certification and disclosure requirements). Instead, such income is generally subject to U.S. federal income tax on a net income basis at regular graduated tax rates. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate that an applicable income tax treaty may specify.

Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. However, interest income on a Note (including original issue discount (“OID”)) of non-U.S. holders may qualify as “portfolio interest,” and thereby be exempt from U.S. withholding tax, if such holders certify their foreign status as described below. The portfolio interest exception will not apply, however, to interest income on a Note (including OID) of a non-U.S. holder that:

•	owns, actually or constructively, at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” (as defined for U.S. federal income tax purposes) that is related, directly or indirectly, to us; or

•	is a bank that, as a result of its acquisition of a Note, is treated for purposes of Section 881 of the Code as having made a loan to us in the ordinary course of its trade or business.

Even if the portfolio interest exception does not apply, interest income on a Note (including OID) of a non-U.S. holder might be subject to withholding tax at a reduced rate under the terms of a tax treaty between the U.S. and the non-U.S. holder’s country of residence. The portfolio interest exception, entitlement to treaty benefits and several of the special rules for non-U.S. holders described below apply only if the non-U.S. holder certifies its foreign status. A non-U.S. holder can generally meet this certification requirement by providing an accurate and complete IRS Form W-8BEN or appropriate substitute or successor form executed under penalties of perjury to us or our paying agent. If the non-U.S. holder holds the Notes through a financial institution or other agent acting on the holder’s behalf, the holder may be required to provide appropriate certifications to the agent. The holder’s agent will then generally be required to provide appropriate certifications to us. Special rules in U.S. Treasury Regulations apply to foreign partnerships, estates, and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners, or beneficiaries may have to be provided to us to avoid imposition of withholding tax. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS, and such intermediaries generally are not required to forward any certification forms received from non-U.S. holders. The portfolio interest exception, described above, may not apply if the interest is U.S. trade or business income (as defined above). In such case, a non-U.S. holder will be subject to regular U.S. federal income tax on interest income on a Note (including OID) that is U.S. trade or business income; and, if the non-U.S. holder is a corporation, a U.S. branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustments, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty. We urge non-U.S. holders to consult their own tax advisors for information on the impact of these withholding and certification rules.

Dividends

If we make distributions on our common stock, any such distributions paid to a non-U.S. holder will generally constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid from current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment to the extent of the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain.

In general, any dividends paid to a non-U.S. holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty between the U.S. and the non-U.S. holder’s country of residence and the holder complies with the applicable certification requirements described below. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates as though the non-U.S. holder were a U.S. resident, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the non-U.S. holder files a properly executed IRS Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty. A non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us in order to claim treaty benefits. If a non-U.S. holder holds common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with certain certification requirements. A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their tax advisors with respect to their entitlement to benefits under a relevant income tax treaty.

Sale, Exchange, Repurchase, Retirement or Redemption of Notes or Common Stock

Except as described below, and subject to the discussion concerning backup withholding below, any gain realized by a non-U.S. holder on the sale, exchange, repurchase, retirement, redemption or other disposition of a Note or our common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the non-U.S. holder is an individual who holds the Note or our common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the disposition, (iii) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the U.S.), or (iv) we are or have been a “U.S. real property holding corporation,” or a USRPHC, within the meaning of Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. holder’s holding period for the Notes or common stock.

We believe that we have not been and are not currently a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC when a non-U.S. holder disposes of Notes or common stock.

Backup Withholding and Information Reporting

Information may be required to be reported to non-U.S. holders and to the IRS concerning amounts paid on the Notes or dividends paid on our common stock. Under current U.S. federal income tax law, backup withholding tax (at the rate of 28%) will not apply to payments if the required certifications of exempt status are received, provided in each case that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a nonexempt person.

Under the U.S. Treasury Regulations, payments on the sale, exchange or other disposition of Notes or our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified 3-year period, a foreign partnership with significant U.S. ownership, a foreign partnership, if at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business, or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption. Backup withholding may apply if the sale is subject to information reporting and the broker has actual knowledge that the beneficial owner is a U.S. person.

The information reporting and backup withholding rules will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption.

Non-U.S. holders should consult their own tax advisors regarding the application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under the current U.S. Treasury Regulations. Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by such holder to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of owning and disposing of Notes and our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Manner of Offering

This is a best efforts offering being made directly by us, without an underwriter or placement agent. We are not required to sell any specific number or dollar amount of securities in this offering, but will use our best efforts to sell the securities offered. We will receive all of the proceeds from any securities sold in this offering, less our expenses associated with the offering (which includes up to $20,000 of offering-related expenses incurred by the investors). If we sell the maximum amount of securities offered by this prospectus supplement, the total gross offering proceeds to us, before offering expenses (described below), will be $6,000,000.

We expect to enter into a securities purchase agreement with one or more institutional investors for the sale and purchase of the securities offered under this prospectus supplement. Any such agreement will contain customary representations and warranties by us and each of the purchasers, and provides that the obligations of the purchasers to purchase the shares will be subject to certain customary conditions precedent.

This offering will continue only until September 13, 2007, after which we will no longer make any offers under this prospectus supplement or the related underlying prospectus. We expect that closing will occur promptly upon the full subscription of this offering, and in any event by September 13, 2007.

Lock-Up

The common stock sold in this offering will be subject to a lock-up agreement with the Company. Under this lock-up agreement, shares sold in this offering may not be sold during the “Lock-up Period,” which will commence on the closing of this offering and continue until the earlier of January 15, 2008 or 91 days after the closing of our planned registered public offering of common stock (the “Follow-on Offering”). Notwithstanding this prohibition on sales during the Lock-up Period, investors may sell shares starting five trading days after the completion of the Follow-on Offering, provided that the aggregate number sold by all purchasers in this offering in any given day may not exceed 5% of the average daily trading volume of our common stock, as traded on The NASDAQ Capital Market (based on a rolling 5-day average).

The shares of common stock issued in this offering will be held in an account at Merriman Curhan Ford & Co. for the duration of the Lock-up Period.

LEGAL MATTERS

Goodwin Procter LLP, San Diego, California, is representing the Company in connection with this offering.

PROSPECTUS DATED MARCH 23, 2007

$35,000,000

Neurobiological Technologies, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

We may offer and sell an indeterminate number of shares of our common stock, preferred stock, debt securities and warrants from time to time under this prospectus, up to an aggregate offering price of $35,000,000. We may offer these securities separately or as units, which may include combinations of the securities. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make your investment decision.

Our common stock trades on the Nasdaq Capital Market under the symbol “NTII.” On March 23, 2007, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $2.67 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” to be included in the prospectus supplement and included in our periodic reports incorporated into this prospectus by reference.

You should read the entire prospectus, including the prospectus supplement and the reports and other documents incorporated herein by reference, carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABOUT THIS PROSPECTUS

Overview

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under the shelf registration process, we may offer shares of our common stock, preferred stock, various series of debt securities and warrants to purchase any of such securities with a total value of up to $35,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities pursuant to this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

A prospectus supplement may include a discussion of risks of other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Incorporation of Certain Information by Reference.” This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s public reading room referred to under the heading “Where You Can Find More Information.”

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and any accompanying prospectus supplement speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Except as otherwise provided by law, and subject to any voting rights provided to holders of preferred stock, holders of common stock have exclusive voting rights on all matters requiring a vote of stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Subject to any preferential rights of any outstanding preferred stock, holders of common stock have a right to receive dividends when and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of determination that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of determination that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

If we issue debt securities, they will issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. We urge you to read the prospectus supplement related to the series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities. If we issue debt securities, indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

If we issue warrants, they will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part.

ABOUT NEUROBIOLOGICAL TECHNOLOGIES, INC.

Neurobiological Technologies, Inc. is a biotechnology company engaged in the business of acquiring and developing central nervous system (CNS) related drug candidates. The Company is focused on therapies for neurological conditions that occur in connection with ischemic stroke and brain cancer.

Our strategy has been to in-license and develop later stage drug candidates that target major medical needs and that can be rapidly commercialized. Our experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy, and we have sought partnerships with pharmaceutical and biotechnology companies for late-stage development and marketing of our product candidates. We anticipate that we will continue to acquire and develop multiple late-stage CNS products and will develop the resources to market these products in selected world regions.

We have one product candidate in clinical development, Viprinex ® (ancrod). We are currently developing Viprinex for the treatment of acute ischemic stroke. In September 2005, we received regulatory approval to commence the first of two planned Phase III clinical trials for Viprinex, and we commenced enrollment of the first patient in this trial in November 2005. We began the second Phase III trial of Viprinex in March 2006. If Viprinex is approved for commercial sale, we plan to build a sales organization to market and sell Viprinex in United States and may seek marketing partnerships in other regions of the world.

In November 2005, we sold our worldwide rights and assets related to XERECEPT®, a compound for the treatment of peritumoral brain edema, or brain swelling associated with brain tumors, which we had been developing, to two subsidiaries of Celtic Pharma Holdings, L.P., or Celtic. Through January 2007, we had received payments totaling $33 million. We are also entitled to receive up to an additional $15 million in payments upon the achievement of certain regulatory objectives, and, if XERECEPT is approved for commercial sale, we are entitled to receive profit-sharing payments on sales in the United States and royalties on sales elsewhere in the world. Under a collaboration and services agreement entered into in November 2005 with one of the Celtic subsidiaries, we continue to administer and procure third-party Phase III clinical development services in the United States related to XERECEPT, in exchange for Celtic’s reimbursement of expenses incurred by us.

Currently, we receive revenues on the sales of one approved product, Memantine, an orally dosed compound that is approved for the treatment of moderate-to-severe Alzheimer’s disease and is marketed in the United States and Europe by Merz Pharmaceuticals GmbH and its marketing partners.

Except for fiscal 2001, we have incurred significant losses each year since our inception. We expect to incur additional operating losses at least through fiscal 2009 as we continue our product development efforts. Our development expenses were higher in fiscal 2006 as a result of the commencement of clinical trials for Viprinex, and we expect development costs for Viprinex in fiscal 2007 to be significantly higher than in fiscal 2006 as the number of clinical sites and patients enrolled in the trials are expected to increase significantly. Since the sale of our worldwide rights and assets related to XERECEPT to two subsidiaries of Celtic, we are being reimbursed by Celtic for the development costs incurred for this drug candidate. Although we expect that the funds we have received from the sale of XERECEPT, including the $4 million payment received from Celtic in January 2007, our royalties from sales of Memantine and our $10 million credit facility will provide sufficient cash to fund our ongoing operations at least through June 30, 2007, including two Phase III clinical trials for Viprinex, we may seek to raise additional capital as market conditions permit. However, the amount of money we can access from our credit facility may be limited based on certain liquidity covenants, and there can be no assurance that funding will be available or, if available, that it will be available on acceptable terms. If we are not able to raise adequate funds, and our revenues are lower than expected or our operating expenses are higher than expected, we may be required to delay, scale back or terminate our clinical trials or to obtain funds by entering into arrangements with collaborative partners or others.

VIPRINEX®

In July 2004, upon our acquisition of Empire Pharmaceuticals, Inc., or Empire, we acquired the exclusive worldwide rights to Viprinex (ancrod), which is a late-stage reperfusion therapy for use in the treatment of acute ischemic stroke, a life-threatening condition caused by the blockage of blood vessels supplying blood and oxygen to portions of the brain. A reperfusion therapy is a treatment, and in this case a biologic, that seeks to break up the blood clot causing the stroke and enable normal blood flow to return to the affected areas of the brain. Empire acquired the exclusive worldwide rights to Viprinex in a royalty-bearing license from Abbott Laboratories, or Abbott, in March 2002. Viprinex was being developed by Knoll AG prior to its acquisition by Abbott in 2001. In November 2005, we commenced enrollment in the first of two 650 patient Phase III clinical trials of Viprinex for the treatment of ischemic stroke. We began the second Phase III trial of Viprinex in March 2006. In August 2006, we announced that we had completed the U.S. site selections for the first clinical trial. Enrollment in the trials has been slow, and we continue to seek means to increase enrollment. Due to delays in patient enrollment, we now expect that the trials will be completed in the second half of calendar 2008. These trials use a new dosing regimen that is designed to optimize efficacy and improve safety when compared to previous clinical experience with Viprinex. Knoll evaluated Viprinex in approximately 2,000 stroke patients.

XERECEPT®

We have developed XERECEPT, a synthetic preparation of the natural human peptide, Corticotropin-Releasing Factor, as a potential treatment for peritumoral brain edema, or brain swelling due to brain tumors. In April 1998, XERECEPT received orphan drug designation for this indication from the FDA. Orphan drug designation provides the first product approved for a given indication with seven years of market exclusivity and makes the recipient eligible to receive Orphan Drug Grants to fund clinical research. However, if a competing product receives U.S. Food and Drug Administration, or FDA, approval for peritumoral brain edema before XERECEPT is approved, then that product would receive seven years of market exclusivity for this indication.

In November 2005, we sold all of our worldwide rights and assets related to XERECEPT to two subsidiaries of Celtic. Pursuant to that agreement, we received a total of $33 million, which was paid in installments through January 2007. We are also entitled to receive up to an additional $15 million in payments upon the achievement of certain regulatory objectives, and, if XERECEPT is approved for commercial sale, we are entitled to receive profit-sharing payments on sales in the United States and royalties on sales elsewhere in the world. We also entered into a collaboration and services agreement with Celtic, pursuant to which we provide certain services in connection with the development of XERECEPT, with the Celtic entities reimbursing us for our direct costs.

In April 2004, we began enrollment in one of the two planned pivotal Phase III trials of XERECEPT for peritumoral brain edema needed for the submission of a new drug application, or NDA. This trial has a target enrollment of 200 patients and is expected to be completed in calendar 2007. An interim analysis of this first trial is expected to be completed in the first half of calendar 2007. The second pivotal trial began in February 2006 and is currently designed to enroll 120 patients. Enrollment in this second trial has gone slowly, and we and Celtic are considering regulatory options. We are also conducting an extended-use trial, where patients completing one of the two Phase III trials can elect to continue to receive XERECEPT.

MEMANTINE

In April 1998, we entered into a strategic research and marketing cooperation agreement with Merz Pharmaceuticals GmbH, or Merz, and Children’s Medical Center Corporation, or CMCC, to further the clinical development and commercialization of Memantine. Pursuant to this agreement, we have the right to share in revenues from worldwide sales of Memantine for Alzheimer’s disease and any future sales for indications covered by the CMCC patents, which include AIDs-related dementia and neuropathic pain. However, we do not receive royalties on Merz’s sales of Memantine for dementia or for Alzheimer’s disease in certain countries where Merz had pre-existing marketing or other commercial arrangements, including Japan, Korea and China; Germany, Italy, Spain and several other smaller European markets, and much of Latin America, excluding Brazil. We have no significant ongoing obligations under the agreement and rely on Merz and its marketing partners for the commercialization of Memantine for Alzheimer’s disease and for the clinical development of Memantine for other indications.

In June 2000, Merz entered into agreements with Forest Laboratories, Inc., or Forest, for the development and marketing of Memantine in the United States for the treatment of Alzheimer’s disease and the indications covered by the CMCC patents. In August 2000, Merz entered into a strategic license and cooperation agreement with H. Lundbeck A/S, or Lundbeck, of Copenhagen, Denmark, for the further development and marketing of Memantine for the treatment of Alzheimer’s disease and the indications covered by the CMCC patents. Lundbeck acquired exclusive rights to Memantine in certain European markets, Canada, Australia and South Africa, as well as semi-exclusive rights to co-market Memantine with Merz in other markets worldwide, excluding the United States and Japan, where Merz has granted development rights to Forest and Daiichi Suntory Pharma Co., Ltd., or Suntory, respectively. While we are not a party to any of these agreements, we are entitled to receive a share of the license fees and royalties Merz receives from Forest, Lundbeck and Suntory pursuant to our strategic research and marketing cooperation agreement with Merz and CMCC.

We conducted the first pivotal trial of Memantine for the treatment of neuropathic pain with an enrollment of 400 patients and reported positive results in January 2000. In July 2001, Forest initiated the second of two trials necessary for registration of an NDA for Memantine for the treatment of neuropathic pain. In May 2003, Forest announced that Memantine had failed to demonstrate a statistically significant difference versus placebo with regard to the primary endpoint of this trial. In October 2003, Forest announced the resumption of its clinical development of Memantine for the neuropathic pain indication with an expanded clinical program to examine various neuropathic pain conditions at different dosages. We have been informed by Forest and Merz that they do not plan to pursue further development of Memantine for neuropathic pain. We, Merz and CMCC are discussing options for the development of Memantine for the indications covered by the CMCC patents.

In May 2002, Merz announced that Memantine (Axura®) was approved by the regulatory authorities in the European Union for the treatment of Alzheimer’s disease. In October 2003, Forest announced that Memantine (Namenda®) was approved by the FDA for the treatment of moderate to severe Alzheimer’s disease.

During the period from August 2002 to December 31, 2006, we have received total license fee and royalty payments of $22.5 million from Merz on sales of Memantine. In January 2007, we received a royalty payment of $1.7 million.

MATERIAL AGREEMENTS

Set forth below is a summary of the principal terms of our material agreements relating to Viprinex, XERECEPT and Memantine. These agreements have been filed as exhibits to our periodic reports and the following summaries are qualified by the text of these agreements, copies of which are available through our website as exhibits to our SEC filings.

Abbott Laboratories

In July 2004, upon our acquisition of Empire, we acquired the rights to an exclusive license from Abbott for Viprinex. Under this license, we have the exclusive worldwide rights to Viprinex for all human therapeutic indications.

Pursuant to the license from Abbott, we have an obligation to use commercially reasonable efforts to develop Viprinex for the treatment of ischemic stroke and, if Viprinex receives regulatory approval from the FDA, to market the product for that indication. We will be required to make milestone payments of up to an aggregate of $2,000,000, consisting of payments of (i)$500,000 upon receiving regulatory approval in the United States and (ii)$500,000 upon first approval in each of Europe, Latin America and Asia. We will also be required to make royalty payments to Abbott based on worldwide Viprinex sales. Our royalty obligations will terminate on a country-

by-country basis as the applicable patents for Viprinex expire in each applicable country, which will generally occur between 2009 and 2017 depending on the patent and the country. To date, we have made no payments to Abbott under this agreement. Prior to our acquisition of the rights to Viprinex in July 2004, Empire had paid Abbott a total of $500,000 in license fees under this agreement.

The agreement will continue until terminated by either party. Abbott has the right to terminate the agreement only in the event of our breach, and we have the right to terminate the agreement for our convenience upon providing 90 days’ notice.

Other Agreements Related to Viprinex

In January 2006, we entered into an agreement with Nordmark Arzneimittel GmbH & Co. KG, or Nordmark, which was amended in March 2006, pursuant to which Nordmark established a snake farm and a purification unit for the supply of raw venom of the Malayan pit viper, the starting material for Viprinex. The agreement calls for both NTI and Nordmark to fund this effort. Under the agreement, we are obligated to make payments to Nordmark of €2.0 million (or approximately $2.6 million) towards the costs of the snake farm and purification unit, which will be owned and operated by Nordmark. We are also obligated to pay Nordmark for certain operating costs until the commercialization of Viprinex. If, among other things, we abandon the development and/or commercialization of Viprinex before the end of 2010, we will be required to reimburse Nordmark for certain operating costs and make an additional payment of up to €2.8 million (or approximately $3.7 million). The agreement also calls for us to pay for certain fully burdened costs and certain other expenses that total €7.9 million (or approximately $10.4 million). The aggregate obligation to Nordmark is estimated to total €9.9 million (or approximately $13.1 million). Through December 31, 2006, we have paid €1.8 million (or approximately $2.4 million). As of December 31, 2006, our outstanding contractual commitment to Nordmark under this contract is €8.1 million (or approximately $10.7 million). In January 2007, we made a payment of €1.0 million (or approximately $1.3 million).

In March 2005, we entered into a supply agreement with Nordmark, pursuant to which Nordmark supplies us with the active pharmaceutical ingredient, or API, of Viprinex. Pursuant to this agreement, we paid Nordmark €400,000 (or approximately $511,000) to purchase equipment for the development and manufacture of Viprinex. For the supply of the API, we are required to make periodic payments over the term of the contract totaling €7.3 million (or approximately $9.6 million) as work is performed, of which €3.7 million (or approximately $4.7 million) has been paid as of December 31, 2006. Our outstanding contractual obligation under this agreement is €3.6 million (or approximately $4.8 million). The agreement will continue until 2019, unless terminated earlier in accordance with the terms of the agreement.

In June 2005, we entered into a drug product development and clinical supply agreement with Baxter Pharmaceutical Solutions, LLC, or Baxter, pursuant to which we engaged Baxter to aseptically fill and package our Viprinex product into its finished form for development and clinical use. The term of the agreement will continue until Baxter completes product production, which is expected to be in 2009, and the estimated amount payable by us pursuant to this agreement is approximately $834,000.

In June 2005, we entered into an agreement with SCIREX Corporation, or SCIREX, pursuant to which SCIREX serves as the clinical research organization supporting our Phase III clinical program for Viprinex. This agreement was amended in April 2006 and the scope of services to be performed by SCIREX was significantly reduced. The agreement, as amended, provides for aggregate payments to SCIREX of approximately $6.8 million over the term of the agreement, which will end upon the completion of the project in 2009 based on our current estimates.

In March 2007, we terminated our agreement with S&P Pharmatest Management GmbH, or S&P. S&P had been retained to support our Phase III clinical program for Viprinex outside of the United States. We have signed a letter of intent with ICON Clinical Research, Limited, or ICON, an international clinical research organization, to replace the function performed by S&P. We have not yet finalized the projected costs to be incurred by ICON but we currently estimate the cost to be between $6.0 million and $7.0 million, not including pass-through costs.

Celtic Pharma Holdings, L.P.

In November 2005, we sold our worldwide assets and rights related to XERECEPT, a Phase III clinical compound for the treatment of peritumoral brain edema, to two subsidiaries of Celtic Pharma Holdings L.P., or Celtic. Under the terms of this agreement, we received payments totaling $33 million. We are also entitled to receive up to an additional $15 million in payments upon the achievement of certain regulatory objectives, and if, XERECEPT is approved for commercial sale, we are entitled to receive profit-sharing payments on sales of XERECEPT in the United States and royalties on sales elsewhere in the world.

In connection with our sale of assets and rights related to XERECEPT, we entered into a collaboration and services agreement in November 2005 with one of the Celtic subsidiaries. Under this agreement, we continue to administer and procure third-party Phase III clinical development services in the United States related to XERECEPT, in exchange for reimbursement of such expenses incurred by us. The agreement expires in November 2011 unless earlier terminated by the parties in accordance with its terms.

Merz Pharmaceuticals GmbH

Pursuant to our 1998 strategic research and marketing cooperation agreement with Merz Pharmaceuticals GmbH, or Merz, and Children’s Medical Center Corporation, or CMCC, we gave up the rights previously exclusively licensed to us by CMCC to patents covering Memantine for the treatment of indications including neuropathic pain and AIDs-related dementia, and CMCC licensed those rights to Merz. In exchange, we and CMCC are entitled to share in revenues from sales of Memantine in the United States and certain other countries for Alzheimer’s disease and any future sales from indications covered by the CMCC patents. Through December 31, 2006, we have received approximately $22.5 million from Merz under this agreement. In January 2007, we received a royalty payment of $1.7 million.

We have no significant ongoing obligations under the agreement and rely on Merz and its marketing partners for the commercialization of Memantine for Alzheimer’s disease and for the clinical development of Memantine for other indications. In the event that we were to conduct any further research and development on Memantine or derivatives of Memantine during the term of the agreement, Merz would have the right to license any inventions resulting from such research and development, and we and Merz would be required to negotiate in good faith the payment to us of a share of the revenues received by Merz from the commercialization and marketing of any such products. Currently, we have no plans to develop Memantine that would trigger these obligations.

The agreement will expire on a country-by-country basis on the later of ten years after the first commercial sale of a covered product or the last to expire patent covering products in that country. Merz or CMCC can terminate the agreement upon six months’ notice in the event that Merz or its marketing partners do not continue to develop Memantine for neuropathic pain or another indication covered by the CMCC patents. As discussed above, we, Merz and CMCC are discussing options for the development of Memantine for the indications covered by the CMCC patents. See “About Neurobiological Technologies, Inc.—Memantine.”

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the 1933 Act and Section 21E of the Securities Exchange Act of 1934, or the 1934 Act, including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under the caption “Risk Factors” in the prospectus supplement and in the documents incorporated by reference into this prospectus.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities hereby primarily to fund ongoing and future clinical trials and for research and development and general and administrative expenses. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, clinical trial patient enrollment, technological advances and the competitive environment for our products. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

We may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any of such securities with a total value of up to $35,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities. Set forth below is a summary of the principal terms of these securities, to the extent that such terms are known at this time. Additional information regarding any securities we offer pursuant to this prospectus will be contained in the applicable prospectus supplement for such offering, and may include the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Except as otherwise provided by law, and subject to any voting rights provided to holders of preferred stock, holders of our common stock have exclusive voting rights on all matters requiring a vote of stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividends and Liquidation

Subject to any preferential rights of any outstanding preferred stock, holders of common stock have a right to receive dividends when and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Provisions

Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws include certain provisions that may have the effect of delaying or preventing a change of control of our company, including the provisions set forth below:

•	our certificate of incorporation authorizes our board to issue shares of preferred stock, and to determine the rights, preferences and privileges of these shares, without stockholder approval;

•

special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, the board of directors or by the holders of shares entitled to cast not less than 10% of the votes of the meeting; and

•

our Board of Directors is divided into three classes, with directors in each class serving staggered three-year terms, which has the effect of making it more difficult for a hostile bidder to obtain control over the our Board of Directors.

Additionally, we have entered into a Rights Agreement, described below, which may have the effect of delaying or preventing a hostile bidder from obtaining control over our company. In May 2005, our Board of Directors declared a dividend distribution of one preferred share purchase right (the “Right”) for each outstanding share of our common stock to stockholders of record on May 27, 2005. The Rights were issued pursuant to, and are governed by the terms of, that certain Rights Agreement, dated May 19, 2005, by and between us and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”) and will initially trade with shares of our common stock. If a person or group acquires beneficial ownership of 15% or more of our common stock (the “Control Stockholder”) in a transaction not approved in advance by our Board of Directors, each Right will entitle its holder, other than the Control Stockholder, to acquire additional shares of our capital stock at a formula price set forth in the Rights Agreement. In addition, if and after a Control Stockholder acquires more than 15% of our common stock, if we are later acquired in a merger or asset sale by the Control Stockholder, or in a transaction in which all stockholders are not treated alike, stockholders with unexercised Rights, other than the Control Stockholder, will be entitled to purchase common stock of the acquiring party (or its parent entity) at a formula price as set forth in the Rights Agreement. Our Board of Directors may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable, and the rights will expire on May 27, 2015.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “NTII.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, we have designated 3,000,000 shares of preferred stock as Series A preferred stock and 50,000 shares as Series RP preferred Stock. We will not offer Series A preferred stock under this prospectus and will only offer Series RP preferred stock indirectly in connection with the Rights attached to our common stock as described above.

If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of determination that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of determination that contains the terms of the applicable series of preferred stock.

Debt Securities

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium , if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale;”

•	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trustee Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•

to provide for the issuance of and establish the form, terms and conditions of debt securities of any series, to establish the form or certifications required under an indenture or add to the rights of holders of any series of debt securities;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indentures; or

•	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other government charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a party do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Warrants

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

If we issue warrants, they will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part.

RATIO OF EARNINGS TO FIXED CHARGES

If the Company offers debt securities and/or preference equity securities under this prospectus, the Company will, at that time, provide a ratio of earnings to fixed charges and/or ratio of combined fixed charges and preference dividends to earnings, respectively, in the applicable prospectus supplement for such offering.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale, including in at-the-market transactions;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of our securities. We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement. If we do offer any securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the 1933 Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Capital Market.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of the securities may engage in transactions with and perform other services for us for which they receive compensation.

LEGAL MATTERS

The legality of the issuance of the securities being offered hereby and the binding nature of any debt securities being offered hereby is being passed upon by Heller Ehrman LLP, San Diego, California. Stephen C. Ferruolo, a stockholder in a corporation that is a partner of Heller Ehrman LLP, currently serves as our corporate secretary.

EXPERTS

Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of June 30, 2006 and for the year then ended, included in our Annual Report on Form 10-K for the year ended June 30, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of June 30, 2006, (which is included in Management’s Report on Internal Control over Financial Reporting and which contains an adverse opinion on the effectiveness of internal control over financial reporting) as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Odenberg, Ullakko, Muranishi & Co. LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements at June 30, 2005 and for the two years then ended, included in our Annual Report on Form 10-K for the year ended June 30, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act until the offering is completed:

1.	Our Annual Report on Form 10-K for the year ended June 30, 2006;

2.	Our Definitive Proxy Statement on Schedule 14A, filed November 21, 2006;

3.	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006;

4.	Our Current Reports on Form 8-K filed with the SEC on August 2, 2006, September 5, 2006, September 22, 2006, October 4, 2006, November 13, 2006, February 8, 2007 and February 23, 2007 (except as to information furnished on Form 8-K under Item 2.02, which shall not be incorporated herein by reference); and

5	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 14, 1994, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Neurobiological Technologies, Inc., 2000 Powell Street, Suite 800, Emeryville, California 94608, Attention: Chief Financial Officer, telephone: (510) 595-6000. We have authorized no one to provide you with any information that differs from that contained in this prospectus or any applicable prospectus supplement. Accordingly, you should not rely on any information that is not contained in this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the 1934 Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov, as well as at our website at www.ntii.com. Please note, however, that no portion of our website shall be deemed to be incorporated into this prospectus. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission’s Public Reference Room.

INDEMNIFICATION FOR 1933 ACT LIABILITIES

Our Certificate of Incorporation, as amended, limits the liability of our directors for monetary damages for breaches of their fiduciary duty as directors, except for liability that cannot be eliminated under the General Corporation Law of the State of Delaware. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware law, or (iv) for any transaction for which the director derived an improper personal benefit.

Our Certificate of Incorporation also provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law and, together with our Bylaws, provides that we shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Our Certificate of Incorporation also empowers our Board of Directors to provide, at its option, similar indemnification to our employees or agents. We have entered into separate indemnification agreements with our directors and officers that could require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

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